Exhibit 10.2

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT AMENDMENT

M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), hereby amends all outstanding Stock Option Agreements under the 2011 Equity Incentive Plan with each of Larry A. Mizel, Chief Executive Officer of the Company, David D. Mandarich, Chief Operating Officer of the Company, Robert N. Martin, Chief Financial Officer of the Company, and Michael Touff, General Counsel of the Company, (“Agreements”) as follows:

1. Notwithstanding any provision to the contrary in any Agreement, the following shall control: “Disability. If Optionee terminates Service because of Optionee’s Disability, then the unvested portion of the Option shall become fully vested and exercisable on the date of termination of Service and the Option will expire at the close of business at Company headquarters on the Expiration Date.”

2. Notwithstanding any provision to the contrary in any Agreement, the following shall control: “Death. If Optionee’s Service terminates because of Optionee’s death, then the unvested portion of the Option shall become fully vested and exercisable on the date of death and the Option will expire at the close of business at Company headquarters on the Expiration Date. Following Optionee’s death, Optionee’s estate or heirs may exercise the Option.”

Dated: as of February 6, 2019.

M.D.C. HOLDINGS, INC. COMPENSATION COMMITTEE

By:	/s/ Raymond T. Baker
Raymond T. Baker
Chairman